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EXHIBIT 99.1

[WASHINGTON NEWS RELEASE LETTERHEAD]

JUNE 21, 2002

WASHINGTON GROUP INTERNATIONAL, INC.
ADOPTS STOCKHOLDER RIGHTS PLAN

        Boise, Idaho—Washington Group International, Inc. announced today that its board of directors has adopted a stockholder rights plan.

        This action was taken after careful study and was not taken in response to any pending takeover bid for the company. The plan is intended to protect the company and its stockholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the company and its stockholders. The plan is not intended to deter offers that are fair and otherwise in the best interest of all of the company's stockholders. The adoption of a stockholder rights plan is a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover.

        The board also adopted a Three-Year Independent Director Evaluation ("TIDE") policy with respect to the plan. The TIDE policy requires a committee comprised solely of independent directors to review the rights plan at least once every three years to determine whether to modify the rights plan in light of all relevant factors.

        Under the plan, the rights will initially trade together with the company's common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire the company's common stock at a discounted price if a person or group acquires beneficial ownership of 15 percent or more (or, in the case of those who report ownership on Schedule 13G under the Exchange Act, more than 20 percent, and, in the case of Mr. Dennis Washington, more than 40 percent) of the company's outstanding common stock. Rights held by persons that exceed the applicable threshold will be void.

        The provisions relating to Mr. Washington are required to comply with the company's plan of reorganization, which provides that its charter and bylaws must permit accumulation by Mr. Washington of up to 40 percent of the company's common stock on a fully diluted basis, and that the company will take no actions inconsistent with those provisions. The plan of reorganization became effective when the company emerged from bankruptcy on January 25, 2002.

        The rights plan also includes an exchange option. In general, after the rights become exercisable, the board of directors may, at its option, effect an exchange of part or all of the rights—other than rights that have become void—for shares of the company's common stock. Under this option, the company would issue one share of common stock for each right, subject to adjustment in certain circumstances.

        The board of directors may, at its option, redeem all rights for $0.01 per right at any time prior to the time the rights become exercisable. The rights will expire on July 15, 2012, unless earlier redeemed, exchanged or amended by the board of directors.

        The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of the company and will not change the manner in which the company's common stock is currently traded.

        Washington Group International, Inc., is a leading international engineering and construction firm. With more than 35,000 employees at work in 43 states and more than 35 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

Markets Served

        Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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        This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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  EXHIBIT 99.1
[WASHINGTON NEWS RELEASE LETTERHEAD] JUNE 21, 2002 WASHINGTON GROUP INTERNATIONAL, INC. ADOPTS STOCKHOLDER RIGHTS PLAN
Markets Served